FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226082-01

THIS SUPPLEMENT TO PRELIMINARY PROSPECTUS, DATED FEBRUARY 8, 2019,
MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated February 6, 2019)

$661,888,000 (Approximate)

GS Mortgage Securities Trust 2019-GC38

(Central Index Key Number 0001763207)

as Issuing Entity

GS Mortgage Securities Corporation II

(Central Index Key Number 0001004158)

as Depositor

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-GC38

This Supplement to Preliminary Prospectus, dated February 8, 2019 (this “Supplement”), supplements and modifies the preliminary prospectus, dated February 6, 2019 (the “Preliminary Prospectus”). Capitalized terms used, but not otherwise defined, in this Supplement have the meanings given to them in the Preliminary Prospectus. The following is updated factual information and modifies the information contained in the Preliminary Prospectus.

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The purpose of this Supplement is to inform you of the following collateral and structural updates:

COLLATERAL UPDATE

With respect to the Pier 70 Mortgage Loan (4.6%), the borrower’s interest with respect to the related Mortgaged Property is through a ground lease from the City and County of San Francisco operating by and through the San Francisco Port Commission (the “Port Commission”).  The second largest tenant at the related Mortgaged Property, JUUL, leases 61,385 (19.0%) square feet, of which 46,002 square feet is sub-leased from Tea Collection.  JUUL manufactures e-cigarettes and accessories.   According to recent news reports, the president of the Port Commission “has directed [Port Commission] staff to urge the mayor and the Board of Supervisors to consider new city policies that would prohibit companies like JUUL – and potentially companies in the tobacco, firearms and alcohol business – from occupying city property”.  We cannot assure you whether the Port Commission would be able to terminate JUUL’s lease prior to its expiration date or that, upon expiration, JUUL will be permitted to renew its lease.

Assuming JUUL ceases paying rent at the Mortgaged Property and Tea Collection continues paying rent under its lease, the Underwritten NCF DSCR and the Debt Yield on Underwritten NOI for the Pier 70 Mortgaged Property are 2.13x and 10.7%, respectively.  Assuming both JUUL and Tea Collection cease paying rent at the Mortgaged Property, (i) the Underwritten NCF DSCR and the Debt Yield on Underwritten NOI for the Pier 70 Mortgaged Property are 1.87x and 9.3%, respectively, and (ii) the Underwritten NCF DSCR and the Debt Yield on Underwritten NOI for the Mortgage Pool are 2.05x and 11.0%, respectively.

(continued on the following page)

Goldman Sachs & Co. LLC		Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities		Drexel Hamilton
Co-Manager		Co-Manager

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THE INFORMATION IN THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS SUPPLEMENT AND THE RELATED PRELIMINARY PROSPECTUS ARE NOT AN OFFER TO SELL THESE CERTIFICATES AND ARE NOT A SOLICITATION OF AN OFFER TO BUY THESE CERTIFICATES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

STRUCTURAL UPDATE

The Related Class X Classes for the Class X-B Certificates may be the Class B and Class C Certificates (instead of only the Class B Certificates). In that case:

•	The Notional Amount of the Class X-B Certificates would be equal to the aggregate Certificate Balances of the Class B and Class C Certificates.
•	The initial Notional Amount of the Class X-B Certificates would be equal to $71,862,000 (subject to a permitted variance of plus or minus 5%).
•	The Pass-Through Rate for the Class X-B Certificates for any Distribution Date would equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C Certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.
•	Any reduction of the Certificate Balances of the Class B or Class C Certificates as a result of the application of Realized Losses would also reduce the Notional Amount of the Class X-B Certificates.

If, as a result of the final pricing of the Class B and Class C Certificates, the Pass-Through Rate of either Class of Certificates is equal to the WAC Rate, the Certificate Balance of such Class of Principal Balance Certificates may not be part of, and reduce accordingly, the Notional Amount of the Class X-B Certificates (or, if as a result of such pricing the Pass-Through Rate of the Class X-B Certificates is equal to zero, the Class X-B Certificates may not be issued on the Closing Date).

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This Supplement supersedes and updates the information in the Preliminary Prospectus. Except as modified by this Supplement, the Preliminary Prospectus remain unmodified.